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                                                                    EXHIBIT 10.6

                              TAX SHARING AGREEMENT

Agreement by and among Delaware North Companies, Incorporated ("Parent"), Sportsystems Corporation ("Sportsystems"), and Wheeling Island Gaming, Inc. for itself and its subsidiaries ("Wheeling"), effective for Parent and Sportsystems as of the first day of the consolidated return year beginning January 1, 2001, and effective for Wheeling as of December 20, 2001, the date that it became a wholly-owned subsidiary of Sportsystems; and thereby a member of the Parent's Affiliated Group.

      WHEREAS, the parties hereto are members of an Affiliated Group as defined by Section 1504(a) of the Internal Revenue Code of 1986, as amended (Code), and

      WHEREAS, the Affiliated Group has since 1965 filed a consolidated federal income tax return in accordance with Code Section 1501, and is required to file a consolidated federal income tax return for years subsequent to that year; and

      WHEREAS, the parties desire to establish a method for:

      1. Allocating the annual consolidated federal income tax liability (determined in accordance with Regulations Section 1.1502-2) among them.

      2. Reimbursing Parent for payment on behalf of the Affiliated Group of such tax liability.

      3. Compensating a member for its tax attributes which are used by carrying them back to a prior year of the Affiliated Group.


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      THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

      1. Parent shall file a consolidated federal income tax return for each year while this Agreement is in effect for which the Affiliated Group is required or permitted to file such return. The parties hereto shall execute any consents, elections, or other documents required or appropriate for the filing of the return.

      2. The amounts to be paid pursuant to Paragraph 6 of this agreement shall be determined as follows:

            STEP 1. The consolidated federal income tax liability for each taxable year shall be allocated by charging to each member an amount equal to that member's tax liability, determined as if it had filed a separate consolidated return for that year and for all years while a member, and by crediting to each member the benefit of its tax attributes to which it would be entitled, determined as if it had filed a separate consolidated return for that year and for all years while a member.

            STEP 2. Where the tax attributes of a member are not absorbed by it on this separate consolidated return basis until a later year, a portion of the consolidated federal tax liability for such later year shall be reallocated. This reallocation shall take into account all consolidated return years of the Affiliated Group during which it is a member. This reallocation is determined by comparing the tax which was allocated to the member during all such years with the tax liability determined


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            had the member filed separate consolidated returns during all such years.

            STEP 3. The amount of any reallocation determined under Step 2 which would cause the total tax liability allocated to the member to exceed the total tax liability determined had it filed separate consolidated returns during all such years shall be reallocated to Parent.

      3. In determining the separate consolidated return tax liability of a member, the following rules apply:

            A. Dividends received by one member from another member will be assumed to qualify for the 100 percent dividend-received deduction of Code Section 243, or they shall be eliminated from such calculation in accordance with Regulations Section 1.1502-13.

            B. Gain or loss on inter-company transactions, whether deferred or not, will be treated by each party in the manner required by Regulations Section 1.1502-13.

            C. Elections regarding tax credits and tax computations, which might have been different from the consolidated return treatment if separate consolidated returns had actually been filed, will be made on an annual basis by Parent. Parent shall determine for the Affiliated Group and for each member whether an election shall be made to forego a net operating loss carryback arising in a consolidated return year.


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            D.    Parent and all other members of the Affiliated Group shall be treated as a single entity. Where a member has subsidiaries of its own, it and its subsidiaries shall form a sub-group, and this sub-group shall be treated as a single entity.

            E. The benefit of any tax attribute shall not be credited to a member unless that tax attribute has actually reduced the consolidated federal income tax liability of the Affiliated Group.

      4. It is acknowledged that allocation of the consolidated federal income tax liability for the Affiliated Group under Code Section 1552(a)(2) and Regulation Section 1.1502-33(d)(3), the method required to be used by it in determining earnings and profits for income tax purposes and in determining the tax basis of a member for income tax purposes, may be different from the allocation resulting from this Agreement.

      5. The provisions of this agreement shall be administered by Parent, who is solely responsible for the resolution of any inconsistencies in a manner that will reasonably reflect the facts and circumstances of the members involved.

      6. A. As soon as practical after the end of each consolidated federal income tax return year, each member shall pay to Parent the amount of federal income tax allocated to it pursuant to Paragraph 2. Each member shall advance to Parent the amounts necessary to reimburse Parent for the member's portion of any estimated federal income taxes required to be paid by Parent


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            during the year, which amounts shall be computed using the steps in
            Paragraph 2 and reasonable annual projections made by Parent. These advances shall reduce the amount payable after the end of the year, and any remaining balance shall be settled as appropriate.

            B. Parent shall, at its discretion, advance to each member the benefit of the member's tax attributes which are reflected in estimated federal income tax payments paid by Parent during the year, which amounts shall be computed using the steps in Paragraph 2 and reasonable annual projections made by Parent. These advances shall reduce the amount payable after the end of the year, and any remaining balance shall be settled as appropriate.

            C. If a member is credited with the benefit of a tax attribute pursuant to Paragraph 2 in a later year, Parent shall pay to the member the amount of such benefit as soon as practical after the end of that year.

      7. If the consolidated federal income tax liability is subsequently adjusted for any year, whether by means of an amended return, claim for refund, or Internal Revenue Service examination, the amounts charged or credited for that year pursuant to this Agreement shall be recomputed to give effect to such adjustments, and prompt settlement shall be made between the parties. Any other tax year which is affected by such adjustments (e.g., due to carryovers or carrybacks) shall be similarly recomputed and promptly settled.


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            Interest paid or received, as a result of such adjustments shall be allocated to the parties whose separate return tax liability is adjusted.

      8. This Agreement shall apply to the taxable year 2001 and to all subsequent taxable years unless suspended or terminated in writing by the parties. Notwithstanding such suspension or termination, this Agreement shall continue in effect with respect to any payments, refunds, or adjustments due between the parties for any taxable years prior to such suspension or termination.

      9. This Agreement shall not be assignable by one party without the prior written consent of the other party.

      10. All documents, including, but not limited to, tax returns, supporting schedules, work papers, and correspondence, relating to the consolidated federal income tax returns filed for a taxable year during which this Agreement is in effect shall be available to a party during regular business hours for a period of years equal to applicable federal record retention requirements.

      11. Any party which leaves the Affiliated Group shall be bound by this Agreement for all taxable years for which it is included in the consolidated federal income tax return.

      12. The parties hereto specifically recognize that from time to time other companies may become members of the Affiliated Group by virtue of becoming a subsidiary of any party to this agreement. The parties agree that such members become parties to this Agreement unless a specific exclusion is created.


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      13.   Any alteration, modification, addition, deletion, or other change in the consolidated federal income tax return provisions of the Code or the Regulations thereunder shall automatically be applicable to this Agreement mutatis mutandis.

      14. Failure of one or more parties hereto to meet the definition of member of the Affiliated Group shall not operate to terminate this Agreement with respect to the other parties as long as two or more parties hereto continue as members.

      15. If Wheeling is reorganized as a non-taxable entity (e.g., an LLC treated as a partnership, etc.), Parent, Sportsystems, and any other entity with an ownership interest in Wheeling, will be entitled to be paid by Wheeling an amount equal to the federal income tax liability which would have been allocated to Wheeling had it remained as a member of the affiliated group, calculated pursuant to paragraph 2 above. Further, Parent, Sportsystems, and any other entity with an ownership interest in Wheeling, will be entitled to be paid by Wheeling an amount equal to the state income tax liability which would have been paid by Wheeling had Wheeling filed separate or combined state income tax returns as a Subchapter C corporation for the relevant taxing jurisdiction. The amounts payable by Wheeling shall be allocated to each owner proportionate to their ownership interest.

      16. This Agreement shall bind and inure to the respective successors and assigns of the parties; but no assignment shall relieve any



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            party's obligations hereunder without the written consent of Parent.

      17.   This Agreement shall be governed by the laws of the State of New
            York.

      IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated.

DELAWARE NORTH COMPANIES, INCORPORATED

By:                                          Date:
   ---------------------------------------        -----------------------
      Bruce W. Carlson
      Vice President-Controller


SPORTSYSTEMS CORPORATION

By:                                          Date:
   ---------------------------------------        -----------------------
      Ronald Sultemeier
      President


WHEELING ISLAND GAMING, INC., for itself and as agent for the Subsidiaries listed below:

By:                                          Date:
    --------------------------------------        -----------------------
      Michael D. Corbin
      Vice President-Finance


WHEELING ISLAND GAMING, INC. SUBSIDIARIES

      1.    Wheeling Land Development Corp.
      2.    WDRA Food Service, Inc.



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